AMENDED SCHEDULE A

dated March 13, 2019

to the

INVESTMENT ADVISORY AGREEMENT

dated September 3, 2013 between

THE ADVISORS’ INNER CIRCLE FUND

and

CIBC PRIVATE WEALTH ADVISORS, INC.

formerly, AT INVESTMENT ADVISERS, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate

CIBC Atlas Disciplined Equity Fund (formerly, AT Disciplined Equity Fund) – Schedule

Fund Assets	Fee Rate
First $250 million	0.695%
Next $250 million	0.670%
Next $500 million	0.645%
Next $1.5 billion	0.620%
Next $2.5 billion	0.595%
Next $2.5 billion	0.570%
Next $2.5 billion	0.545%
Over $10 billion	0.520%

CIBC Atlas Mid Cap Equity Fund (formerly, AT Mid Cap Equity Fund)	0.75%
CIBC Atlas Income Opportunities Fund (formerly, AT Income Opportunities Fund)	0.60%
CIBC Atlas All Cap Growth Fund (formerly, AT All Cap Growth Fund)	0.82%
CIBC Atlas Equity Income Fund (formerly, AT Equity Income Fund)	0.80%
CIBC Atlas International Growth Fund	0.82%

ACKNOWLEDGED AND ACCEPTED BY:

CIBC PRIVATE WEALTH ADVISORS, INC.

By:	/s/ Kenneth Kozanda
Name: Kenneth Kozanda
Title: Managing Director

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Matthew M. Maher
Name: Matthew M. Maher
Title: V.P. & Assistant Secretary